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                                                                   EXHIBIT 10.17
                                                                  EXECUTION COPY






                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                                      WITH

                               JASON INCORPORATED,

                            THE LENDERS PARTY HERETO,

                  THE FIRST NATIONAL BANK OF CHICAGO, AS AGENT

                                  March 3, 1999

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                                    EXHIBITS

EXHIBIT A         -        Note

EXHIBIT B         -        Opinion

EXHIBIT C         -        Compliance Certificate

                           Schedule I to Compliance Certificate

EXHIBIT D         -        Assignment Agreement

                           Exhibit I to Assignment Agreement
                           (Notice of Assignment)


                                            SCHEDULES

SCHEDULE 1-A               -        Unrestricted Subsidiaries

SCHEDULE 5.7               -        Litigation and Contingent Obligations

SCHEDULE 5.8               -        Subsidiaries

SCHEDULE 5.14              -        Ownership of Properties

SCHEDULE 6.13              -        Investments

SCHEDULE 6.15              -        Permitted Liens




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                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                  This SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 3, 1999, is among Jason Incorporated, a Wisconsin corporation, the Lenders, The First National Bank of Chicago, as Agent, and amends and restates in its entirety the Original Credit Agreement. The parties hereto agree as follows:

                                    ARTICLE I

                        DEFINITIONS; EFFECTIVENESS AND ASSUMPTIONS

                  1.1.  Definitions. As used in this Agreement:

                  "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions at least a majority (in number of vote) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding partnership interests of a partnership.

                  "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Revolving Loans made by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Rate Advances, for the same Interest Period.

                  "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

                  "Agent" means The First National Bank of Chicago in its capacity as contractual representative for the Lenders pursuant to Article X hereof (and not in its individual capacity as a Lender or in its capacity as Collateral Agent), and any successor Agent appointed pursuant to Article X hereof.

                  "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

                  "Agreement" means this Second Amended and Restated Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

                  "Agreement Accounting Principles" means generally accepted accounting principles as in effect on December 31, 1997, applied in a manner consistent with that used in preparing the financial statements referred to in
Section 5.4 hereof.


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                  "Alternate Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (1/2%) per annum.

                  "Applicable Commitment Fee Rate" means, one-quarter of one percent (0.25%) per annum, as adjusted from time to time thereafter pursuant to
Section 2.19.

                  "Applicable L/C Fee Rate" means, three-quarters of one percent (0.75%) per annum, as adjusted from time to time thereafter pursuant to Section 2.19.

                  "Asset Sale" means the sale, lease or other disposition by the Borrower or any Restricted Subsidiary to any Person (other than the Borrower or any Restricted Subsidiary) of any property of the Borrower or such Restricted Subsidiary (other than sales or consignments of inventory in the ordinary course of business).

                  "Authorized Officer" means any of the Chairman, CEO, President or Controller of the Borrower, acting singly.

                  "Available Commitment" means, with respect to any Lender, the difference between (a) the amount of such Lender's Commitment and (b) the sum of
(i) the outstanding principal balance of Revolving Loans made by such Lender and
(ii) such Lender's L/C Interests .

                  "Benefited Parties" shall have the meaning set forth in the Intercreditor Agreement.

                  "Borrower" means Jason Incorporated, a Wisconsin corporation, and its successors and assigns, including a debtor-in-possession on behalf of Borrower.

                  "Borrowing Date" means a date on which an Advance is made hereunder.

                  "Borrowing Notice" is defined in Section 2.7 hereof.

                  "Business Day" means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurodollar Rate, a day (other than a Saturday or Sunday) on which banks are open for business in Chicago and New York and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in Chicago.

                  "Capitalized Lease" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

                  "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

                  "Cash Interest Expense" means, for any period, total interest expense for such period, whether paid or accrued, in accordance with Agreement Accounting Principles,


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including, without limitation, all commissions, discounts and other fees and charges owed with respect to all letters of credit and net costs under Hedging Agreements, but excluding interest expense not payable in cash (including amortization of discount).

                  "Change in Control" means (i) individuals who constitute the Board of Directors of the Borrower on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Borrower's shareholders, was approved by a vote of at least three-fourths of the directors comprising the Incumbent Board (either by a specific vote or by approvals of the proxy statement of the Borrower in which such person is named as a nominee for director, without objection to such nomination) ("Incumbent Board Vote") shall be, for the purpose of this clause (i), considered as though such person were a member of the Incumbent Board; (ii) any "person" (as such term is defined in Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the "Key Executives" (as defined below), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the combined voting power of the Borrower's outstanding securities ordinarily having the right to vote at elections of directors; or (iii) Mark Train and Vincent L. Martin (the "Key Executives") collectively cease to own or control, directly or indirectly, more than twenty-five percent (25%) of the combined voting power of the Borrower's outstanding securities ordinarily having the right to vote at elections of directors; provided that if either of the Key Executives dies and the Incumbent Board votes to confirm, in the case of Mr. Martin and approve, in the case of Mr. Train, the appointment of the surviving Key Executive as Chief Executive Officer of the Borrower by an Incumbent Board Vote, no Change of Control shall be deemed to have occurred thereby.

                  "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and includes any successor statute thereof.

                  "Collateral" means all property and interests in property now owned or hereafter acquired by Borrower in or upon which a security interest, lien or mortgage is granted to the Collateral Agent, for the benefit of the Benefited Parties, or to the Agent, for the benefit of the Lenders, whether under the Security Agreement, under any of the Collateral Documents or under any of the other Loan Documents.

                  "Collateral Agent" shall mean First Chicago in its capacity as collateral agent pursuant to the terms of the Intercreditor Agreement, or any successor collateral agent appointed pursuant to the terms of the Intercreditor Agreement.

                  "Collateral Documents" shall mean all agreements, instruments and documents executed in connection with this Agreement, including, without limitation, the Intercreditor Agreement, the Security Agreement and all other security agreements, loan agreements, notes, guarantees, mortgages, leasehold mortgages, deeds of trust, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of Borrower or any of its Subsidiaries and delivered to the Agent, the Collateral Agent or any of the Lenders, together with all amendments and supplements thereto and modifications and restatements thereof, and all agreements and documents referred to therein or contemplated thereby.


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                  "Commitment" means, for each Lender, the obligation of such
Lender to make Revolving Loans and to purchase participations in Letters of Credit, not exceeding the amount set forth opposite its signature below, as such amount may be modified from time to time pursuant to the terms hereof.

                  "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

                  "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

                  "Corporate Base Rate" means the corporate base of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

                  "Default" means an event described in Article VII hereof.

                  "EBIT" means, for any period, the sum of (a) earnings before income taxes for such period and (b) interest expense for such period.

                  "Effective Date" shall have the meaning set forth in Section
 1.3 hereof.

                  "Environmental Lien" shall mean a lien in favor of any governmental entity for (a) any liability under federal or state environmental laws or regulations, or (b) damages arising from, or costs incurred by such governmental entity in response to, a release or threatened release of a hazardous or toxic waste, substance or constituent or other substance into the environment.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

                  "Estimated Net Cash Proceeds" means, with respect to any Asset Sale, the Borrower's good faith estimate of the amount of Net Cash Proceeds to be received in connection with such Asset Sale, prior to the actual consummation of such Asset Sale.

                  "Eurodollar Advance" means an Advance which bears interest at the Eurodollar Rate.

                  "Eurodollar Base Rate" means, with respect to a Eurodollar Loan for the relevant Interest Period, the rate determined by the Agent to be the rate at which deposits in U.S. dollars are offered by First Chicago to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the


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approximate amount of First Chicago's relevant Eurodollar Loan and having a maturity approximately equal to such Interest Period, as adjusted for Reserves.

                  "Eurodollar Loan" means a Revolving Loan, or portion thereof, which bears interest at the Eurodollar Rate.

                  "Eurodollar Margin" means three-quarters of one percent (0.75%) per annum, as adjusted from time to time pursuant to Section 2.19.

                  "Eurodollar Rate" means, with respect to a Eurodollar Loan for the relevant Interest Period, the Eurodollar Base Rate applicable to such Interest Period plus the then applicable Eurodollar Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

                  "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

                  "First Chicago" means The First National Bank of Chicago, in its individual capacity, and its successors.

                  "Floating Rate" means, for any day, a rate per annum equal to
(i) the Alternate Base Rate for such day plus (ii) the then applicable Floating Rate Margin, changing when and as the Alternate Base Rate changes.

                  "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

                  "Floating Rate Loan" means a Revolving Loan which bears interest at the Floating Rate.

                  "Floating Rate Margin" shall be zero percent (0.00%) per annum as adjusted from time to time pursuant to Section 2.19.

                  "Funded Debt" means Indebtedness of the Borrower and its Subsidiaries which by its terms is due more than one year from the date of the creation thereof or which may be extended or renewed at the option of the Borrower or any Subsidiary to a date more than one year from such date.

                  "Hedging Agreements" means any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate


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exchange agreements, forward currency exchange agreements, interest rate swap, cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

                  "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) Rate Hedging Obligations,
(vii) Contingent Obligations, (viii) Off Balance Sheet Liabilities and (ix) obligations for which such Person is obligated pursuant to a letter of credit, including, in the case of the Borrower, Reimbursement Obligations under the Letters of Credit.

                  "Intercreditor Agreement" shall mean that certain Intercreditor Agreement dated as of June 27, 1991 by and among the Lenders, the Agent, the Collateral Agent and the holders of the Senior Debt, as such agreement has been and may hereafter be amended, restated, supplemented or otherwise modified from time to time.

                  "Interest Coverage Ratio" means, for any period, the ratio of
(a) Borrower's EBIT for such period to (b) Borrower's Cash Interest Expense for such period.

                  "Interest Expense" means, for any period, total interest expense for such period, whether paid or accrued, in accordance with Agreement Accounting Principles.

                  "Interest Period" means, with respect to a Eurodollar Loan, a period of one (1), two (2), three (3) months or, subject to availability, six
(6) months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

                  "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

                  "L/C Draft" means a draft drawn on the Agent pursuant to a Letter of Credit.

                  "L/C Interest" shall have the meaning ascribed to such term in
Section 2.17(ii).


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                  "L/C Obligations" means an amount equal to the aggregate of the amount then available for drawing under each of the Letters of Credit and the face amounts of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the Agent.

                  "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

                  "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, Subsidiary or affiliate of such Lender or the Agent.

                  "Letter of Credit" means, collectively, the letters of credit to be issued by the Agent pursuant to Section 2.17 hereof.

                  "Leverage Ratio" means, at any time, the ratio of (a) the total amount of the Borrower's Funded Debt at such time to (b) the Borrower's Net Worth at such time.

                  "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

                  "Loan Documents" means this Agreement, the Notes and the other Collateral Documents and all other documents, instruments and agreements executed in connection therewith or contemplated thereby.

                  "Material Adverse Change" means a change in the business, properties, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which is likely to have a Material Adverse Effect.

                  "Material Adverse Effect" means a material adverse effect on
(i) the business, properties, condition (financial or otherwise), results or operations, or prospects of the Borrower and its Subsidiaries taken as a whole,
(ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the Collateral Agent or the Lenders thereunder.

                  "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is party to which more than one employer is obligated to make contributions.

                  "Net Cash Proceeds" shall mean the cash proceeds of Asset Sales net of the costs of disposition, taxes paid or payable as a result thereof and amounts applied to the repayment of Indebtedness (other than the "Benefited Obligations" as defined in the Intercreditor Agreement) secured by a Lien on the assets which were the subject of such Asset Sale.

                  "Net Worth" means the aggregate amount of common shareholder's equity as determined from a consolidated balance sheet of the Borrower, prepared in accordance with Agreement Accounting Principles.


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                  "Note" means a promissory note, in substantially the form of
Exhibit A hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, restatement, modification, renewal or replacement of such Note.

                  "Notice of Assignment" is defined in Section 12.3.2. hereof.

                  "Obligations" means all unpaid principal of and accrued and unpaid interest (whether or not allowed) on the Notes, all L/C Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent, the Collateral Agent or any indemnified party hereunder arising under the Loan Documents and all obligations of the Borrowers to any Lender or the Agent under any Hedging Agreements.

                  "Off Balance Sheet Liabilities" of a Person means (a) any repurchase obligation of liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (b) any liability under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability under any financing lease or so-called "synthetic" lease transaction or tax retention operating lease transaction or (d) any obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing and which has an implied, attributable or actual interest component which is deductible for federal tax purposes but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries. Off-Balance Sheet Liabilities for any Person shall not include obligations of such Person arising with respect to an operating lease of any property or asset (other than a Capitalized Lease ) by such Person as lessee which does not include any attributable interest component which is deductible for federal tax purposes.

                  "Original Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of January 28, 1994 among Jason Incorporated, a Delaware corporation, the financial institutions party thereto as "Lenders," The First National Bank of Chicago, as "Agent" thereunder, and The First National Bank of Boston, as "Co-Agent" thereunder.

                  "Participants" is defined in Section 12.2.1 hereof.

                  "Payment Date" means the last Business Day of each calendar month.

                  "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                  "Percentage" means, with respect to any Lender, the amount obtained by dividing such Lender's Commitment by the Aggregate Commitment, expressed as a percentage.

                  "Permitted Equipment Sales" means (i) the sale of any Equipment which is contemporaneously replaced with Equipment of equal or greater value performing the same or a similar function as the Equipment sold and (ii) in addition to the sales of Equipment permitted in clause (i) above, sales of Equipment in an aggregate amount of $500,000 and sales of Equipment


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aggregating less than $100,000 in a single transaction in any calendar year after the $500,000 level has been reached.

                  "Permitted Purchase Money Indebtedness" means indebtedness contemporaneously incurred or assumed for the purpose of financing seventy-five percent (75%) or more of the acquisition, construction, repair or improvement cost of any fixed assets; provided that the aggregate amount of all such indebtedness shall not exceed $2,000,000 in the aggregate at any time outstanding.

                  "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

                  "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

                  "Purchasers" is defined in Section 12.3.1. hereof.

                  "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under Hedging Agreements, and any and all cancellations, buy backs, reversals, terminations or assignments thereof.

                  "Rate Option" means the Eurodollar Rate or the Floating Rate.

                  "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

                  "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

                  "Reimbursement Obligations" is defined in Section 2.17(iii) hereof.

                  "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any lease of real or personal property having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more but does not include any amounts payable under Capitalized Leases of such Person.

                  "Reportable Event" means a reportable event as defined in
Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that


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a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

                  "Required Lenders" means Lenders in the aggregate holding at least 62-1/2% of the aggregate outstanding principal balance of the Revolving Loans or, if there are no Revolving Loans outstanding, Lenders in the aggregate having at least 62-1/2% of the Aggregate Commitment.

                  "Reserves" shall mean the maximum reserves requirement, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to "Eurocurrency liabilities" or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents.

                  "Restricted Subsidiary" of a Person means (i) any corporation (other than an Unrestricted Subsidiary) more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization (other than an Unrestricted Subsidiary) more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Restricted Subsidiary" shall mean a Restricted Subsidiary of the Borrower.

                  "Revolving Loan" means, with respect to a Lender, such Lender's portion of any Advance made pursuant to Section 2.1.

                  "Secured Obligations" means, collectively, (i) the Obligations and (ii) all Rate Hedging Obligations owing by the Borrower to one or more of the Lenders or one or more of their affiliates.

                  "Security Agreement" means that certain Security Agreement dated as of June 27, 1991 executed by the Borrower in favor of the Collateral Agent for the benefit of the Benefited Parties, as amended, restated, supplemented or otherwise modified from time to time.

                  "Senior Debt" means the indebtedness of Borrower evidenced by those certain: (a) 7.65% Senior Notes due December 1, 2002 ("7.65% Senior Notes") of the Borrower in the aggregate principal amount of $16,000,000 issued by the Borrower pursuant to those certain Note Agreements dated as of November 15, 1992 (the "7.65% Senior Note Agreements"), (b) 7.72% Senior Notes due April 27, 2004 ("7.72% Senior Notes") of the Borrower in the aggregate principal amount of $25,000,000 issued by the Borrower pursuant to those certain Note Agreements dated as of April 26, 1994 (the "7.72% Senior Note Agreements") and
(c) 7.34% Senior Notes due May 31, 2005 ("7.34% Senior Notes") of the Borrower in the aggregate principal amount of $20,000,000 issued by the Borrower pursuant to those certain Note Agreements dated as of April 26, 1994 (the "7.34% Senior Note Agreements"). The above


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mentioned notes and agreements being collectively referred to herein as the
"Senior Notes" and the "Senior Note Agreements" as the case may be.

                  "Senior Subordinated Debt" means the indebtedness of Borrower evidenced by those certain 10.60% Senior Subordinated Notes due October 15, 2000 ("Subordinated Notes") of Borrower in the original aggregate principal amount of $10,000,000 issued by the Borrower pursuant to those certain Note Agreements dated as of October 1, 1989 (the "Subordinated Note Agreements").

                  "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

                  "Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Required Lenders, and with respect to the Borrower, shall include the Senior Subordinated Debt.

                  "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower and shall include both Restricted Subsidiaries and Unrestricted Subsidiaries.

                  "Termination Date" means March 3, 2004.

                  "Transferee" is defined in Section 12.4 hereof.

                  "Type" means, with respect to any Revolving Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

                  "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans, and (ii) in the case of Multiemployer Plans, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.

                  "Unmatured Default" means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

                  "Unrestricted Subsidiary" shall mean the Subsidiaries of Borrower set forth on Schedule 1-A hereto.

                  "Year 2000 Issues" means anticipated costs, problems and uncertainties associated with the inability of certain computer applications to effectively handle data including dates on and after January 1, 2000, as such inability affects the business, operations, and financial condition of the Borrower and its Subsidiaries and the Borrower's or its Subsidiaries' material customers, suppliers and vendors.

                  1.2. Construction of Terms. The defined terms used in this Agreement shall be equally applicable to both the singular and plural forms of the defined terms. When an amount is expressed in this Credit Agreement in United States Dollars in calculating the Borrower's compliance with such provision where the Borrower or its Subsidiaries deal in a different currency, the "Exchange Rate" (as defined below) shall be utilized in making such computation. "Exchange Rate" means, in relation to the purchase of one currency (for purposes of this definition the "first currency") with another currency (for purposes of this definition the "second currency") on a given date, the spot rate of exchange quoted by the Agent for the amount in question, in the London interbank foreign exchange market at or about 11:00 a.m. London time on such date for the purchase of the first currency with the second currency.

                  1.3. Effectiveness of this Agreement. Upon the satisfaction of all of the conditions precedent set forth in Section 4.1 of this Agreement (the date upon which such conditions precedent are satisfied being hereinafter referred to as the "Effective Date"), this Agreement shall become effective and the Original Credit Agreement be amended and restated in its entirety in accordance with the provisions of Section 9.14 hereof. Without in any way limiting the foregoing, upon the effectiveness of this Agreement, any Default or Unmatured Default which may have arisen as a result of the failure by the Collateral Agent to have a valid and perfected security interest in and lien on 65% of the outstanding capital stock of Power Brushes Ltd. shall be and is hereby waived.



                                   ARTICLE II

                                   THE CREDITS

                  2.1. Revolving Loans. Upon the satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2 hereof, from and including the date of this Agreement and prior to the Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the difference between (a) such Lender's Commitment and (b) the aggregate amount of such Lender's L/C Interests. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Termination Date. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Revolving Loans.

                  2.2. Ratable Loans. Each Advance consisting of Revolving Loans shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender's respective Percentage.

                  2.3. Rate Options. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.7. The Borrower may select, in accordance with Section 2.7, Rate Options and Interest Periods applicable to the Revolving Loans; provided that there shall be no more than six Interest Periods in effect with respect to the Revolving Loans at any time.

                  2.4.  Optional Payments; Mandatory Prepayments.

                  (A) The Borrower may from time to time repay, without penalty or premium (1) all outstanding Floating Rate Advances, or (2) in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Floating Rate Advances. A Eurodollar Rate Advance may not be repaid prior to the last day of the applicable Interest Period.

                  (B) (1) Upon the sale, transfer or other disposition of any assets of Borrower (other than sales of the Borrower's inventory in the ordinary course of its business and Permitted Equipment Sales), the Borrower shall make a mandatory prepayment of the Revolving Loans in an amount equal to 100% of the net proceeds thereof, after taxes actually paid; provided, however, that if the aggregate outstanding principal balance of the Revolving Loans is less than the net proceeds of such sale, transfer or other disposition, such mandatory prepayment shall be limited to the aggregate outstanding principal balance of the Revolving Loans together with all interest and fees related thereto.

                  (2) If at any time the aggregate outstanding principal balance of the Revolving Loans shall exceed the Aggregate Commitment minus the L/C Obligations, then Borrower shall promptly pay to the Agent, for the ratable account of the Lenders, such amount as may be necessary to eliminate such excess.

                  2.5. Revolving Loan Commitment Fee and Reduction of Commitments. The Borrower agrees to pay to the Agent for the ratable account of each Lender a commitment fee, accruing at the Applicable Commitment Fee Rate, on the difference of (a) the daily unborrowed portion of such Lender's Commitment minus (b) the amount of such Lender's L/C Interests, from the date of this Agreement to and including the Termination Date, payable on the last Business Day of each calendar quarter hereafter and on the Termination Date. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least five Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may at no time be reduced below the sum of the aggregate principal amount of the outstanding Revolving Loans at such time plus the L/C Obligations at such time. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Revolving Loans hereunder.


                  2.6. Method of Borrowing. Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII hereof. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

                  2.7. Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the

Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

                  (i) the Borrowing Date, which shall be a Business Day, of such Advance,

                  (ii)     the aggregate amount of such Advance,

                  (iii)    the Type of Advance selected, and

                  (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Advance. The Borrower shall select Interest Periods so that it is not necessary to repay or prepay all or any portion thereof bearing interest at the Eurodollar Rate prior to the last day of the applicable Interest Period in order to make mandatory repayments or prepayments as required pursuant to the terms hereof.

                  2.8. Minimum Amount of Each Advance. Each Eurodollar Rate Advance shall be in the minimum amount of $2,000,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $250,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

                  2.9. Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.

                  (i) Right to Convert. The Borrower may elect from time to time, subject to the provisions of Section 2.3 and
                           Section 2.8, to convert all or any part of a Revolving Loan of any Type into any other Type or Types of Revolving Loans; provided that any conversion of any Eurodollar Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

                  (ii) Automatic Conversion and Continuation. Floating Rate Advances shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurodollar Loans. Eurodollar Advances shall continue as Eurodollar Loans until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advances shall be automatically converted into Floating Rate Advances unless the Borrower shall have given the Agent notice in accordance with Section 2.9(iv) requesting that, at the end of such Interest Period, such Eurodollar Rate Advances continue as a Eurodollar Loan.

                  (iii) No Conversion Post-Default or Post-Unmatured Default. Notwithstanding anything to the contrary contained in
                           Section 2.9(i) or 2.9(ii), no Revolving Loan may be converted into or continued as a Eurodollar Loan (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and is continuing.

                  (iv) Conversion/Continuation Notice. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Revolving Loan or continuation of a Eurodollar Loan not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Loan, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Loan, prior to the date of the requested conversion or continuation, specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and Type of the Revolving Loan to be converted or continued; and (3) the amount and Type(s) of Revolving Loan(s) into which such Revolving Loan is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Loan, the duration of the Interest Period applicable thereto.

                  2.10. Default Rate. After the occurrence of a Default, at the option of the Required Lenders, the Obligations shall bear interest at a rate per annum equal to the Alternate Base Rate plus the applicable Floating Rate Margin plus two percent (2.0%).

                  2.11. Method of Payment. All payments of principal, interest, and fees hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be made ratably among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds which the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

                  2.12. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Revolving Loans and each repayment with respect to its Revolving Loans on the schedule attached to its Note; provided, however, the failure to so record shall not affect the Borrower's obligations under such Note. The Borrower hereby authorizes the Lenders and the Agent to extend Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation signed by an Authorized Officer, if such confirmation is requested by the Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the telephonic notice shall govern.

                  2.13. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Loan is prepaid due to acceleration and at maturity. Interest accrued on each Eurodollar Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest shall be payable for the day a Revolving Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on a Revolving Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

                  2.14. Notification of Advances, Interest Rates, Prepayments and Aggregate Commitment Reductions. Promptly, but in any event not later than 12:00 noon with respect to any Borrowing Notice, after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Continuation/Conversion Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

                  2.15. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Revolving Loans will be made by it and for whose account Revolving Loan payments are to be made.

                  2.16. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Revolving Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Revolving Loan.


                  2.17.  Letter of Credit Facility.

                  (i) Letters of Credit. Upon receipt of duly executed applications therefor, and such other documents, instructions and agreements as the Agent may require, and subject to the provisions of Article IV, the Agent will issue letters of credit for the account of the Borrower, on terms as are satisfactory to the Agent; provided, however, that no Letter of Credit will be issued for the account of the Borrower by the Agent if on the date of issuance, before or after taking such Letter of Credit into account, (a) the aggregate outstanding amount of the Revolving Loans and the L/C Obligations exceeds the aggregate amount of the Available Commitment or (b) the aggregate outstanding amount of the L/C Obligations exceeds $10,000,000 (or such other amount as the Borrower and the Agent may from time to time mutually agree); and provided, further, that no Letter of Credit shall be issued which has an expiration date later than the date which is forty-five (45) Business Days immediately preceding the Termination Date.

                  (ii) Letter of Credit Participation. Immediately upon the issuance of each Letter of Credit by the Agent hereunder, each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the Agent an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of the Agent thereunder (collectively, an "L/C Interest") in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Lender's Percentage. The Agent will notify each Lender promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit. On or before the Business Day on which the Agent makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand of the Agent, each Lender shall make payment to the Agent in immediately available funds of an amount equal to such Lender's Percentage of the amount of such payment or draw. The obligation of each Lender to reimburse the Agent under this Section 2.17(ii) shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.17(ii), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied, and such Lender shall thereby be deemed to have received such principal or interest payment owing to it; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the Agent for such amount in accordance with this Section 2.17(ii).

                  (iii) Reimbursement Obligation. The Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Agent, for the account of the Lenders, the amount of each advance which may be drawn under or pursuant to a Letter of Credit issued for its account or an L/C Draft related thereto (such obligation of the Borrower to reimburse the Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a "Reimbursement Obligation" with respect to such Letter of Credit or L/C Draft). If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 2.17(iii), the Borrower shall be deemed to have elected to borrow from the Lenders, as of the date of the advance giving rise to such Reimbursement Obligation, a Floating Rate Advance equal in amount to the amount of the unpaid Reimbursement Obligation, the proceeds of which Advance shall be used to repay such Reimbursement Obligation.

                  (iv) Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence of any Default or Unmatured Default, the Borrower shall, upon the Agent's demand, deliver to the Agent for the benefit of the Lenders, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Lenders, equal to the aggregate outstanding L/C Obligations. Any such collateral shall be held by the Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Agent for the benefit of the Lenders as collateral security for the Borrower's obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the Agent for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as the Agent shall determine. Any amounts remaining in any cash collateral account established pursuant to this Section 2.17(iv) following payment in full of all of the Obligations, which are not to be applied to reimburse the Agent for amounts actually paid or to be paid by the Agent in respect of a Letter of Credit or L/C Draft, shall be returned to the Borrower (after deduction of the Agent's expenses incurred in connection with such cash collateral account).

                  (v) Letter of Credit Fees. The Borrower agrees to (a) pay quarterly in arrears, to the Agent for the ratable benefit of the Lenders, a letter of credit fee, accruing at the Applicable L/C Fee Rate, on the aggregate amount available for drawing under all of the standby Letters of Credit and (b) pay all customary fees and other issuance, amendment, negotiation and presentment expenses and related charges customarily charged by the Agent in connection with the issuance by the Agent of standby and commercial Letters of Credit.

                  2.18. Obligations Under Hedging Agreements. Prior to such time as the Intercreditor Agreement is amended to permit Obligations under Hedging Agreements which do not constitute "Interest Rate Agreements" (as defined in the Intercreditor Agreement) to be "Benefited Obligations" (as defined in the Intercreditor Agreement), payments made hereunder shall be applied first to all Obligations under Hedging Agreements exclusive of Interest Rate Contracts and second to Obligations consisting of Hedging Agreements which are not Interest Rate Contracts.

                  2.19. Adjustments to Interest Rate Margins and Fees. The Eurodollar Margin, the Floating Rate Margin, the Applicable Commitment Fee Rate and the Applicable L/C Fee Rate shall be based on the Interest Coverage Ratio in accordance with the table below. The Interest Coverage Ratio shall be determined from the financial statements delivered by the Borrower pursuant to Sections 6.1(i) and (ii). If, as determined on the basis of the quarterly compliance certificate delivered by the Borrower pursuant to Section 6.1 of this Agreement, the Borrower has maintained an Interest Coverage Ratio greater than the levels set forth in the table below, calculated on the basis of the four fiscal quarters then ended, the Eurodollar Margin, the Floating Rate Margin, the Applicable Commitment Fee Rate and the Applicable L/C Fee Rate shall each be adjusted to the amounts set forth in the table opposite the applicable Interest Coverage Ratio level. The adjustment, if any, shall be applied retroactively, beginning on the first Business Day of the three month fiscal period commencing immediately after the period covered by the compliance certificate. If, subsequent to an adjustment in the Eurodollar Margin, the Floating Rate Margin, the Applicable Commitment Fee Rate and the Applicable L/C Fee Rate, the Borrower's Interest Coverage Ratio, as determined on the basis of the quarterly compliance certificate delivered by the Borrower pursuant to Section 6.1 of this Agreement, calculated on the basis of the four fiscal quarters then ended, is less than the Interest Coverage Ratio level corresponding to the earlier adjustment, the Eurodollar Margin, the Floating Rate Margin, the Applicable Commitment Fee Rate and the Applicable L/C Fee Rate shall be adjusted in accordance with the table set forth below, such adjustment to be applied retroactively, beginning on the first Business Day of the fiscal quarter commencing immediately after the period covered by the compliance certificate.


-------------------- ------------------ ------------------ ------------------ ------------------
INTEREST             FLOATING RATE      EURODOLLAR         APPLICABLE         APPLICABLE
COVERAGE RATIO       MARGIN             MARGIN             COMMITMENT         L/C
                                                           FEE RATE           FEE RATE
-------------------- ------------------ ------------------ ------------------ ------------------
Greater than or      0.0%               0.75%              0.25%              0.75%
equal to 3.25 to
1.0
-------------------- ------------------ ------------------ ------------------ ------------------
Below 3.25 to        0.0%               1.0%               0.375%             1.0%
1.0 but greater
than or equal to
3.0 to 1.0
-------------------- ------------------ ------------------ ------------------ ------------------
Below 3.0 to 1.0     0.25%              1.25%              0.375%             1.25%
but greater than
or equal to 2.75
to 1.0
-------------------- ------------------ ------------------ ------------------ ------------------
Below 2.75 to        0.50%              1.50%              0.375%             1.5%
1.0 but greater
than or equal
to 2.50 to 1.0
-------------------- ------------------ ------------------ ------------------ ------------------
Below 2.50 to        0.50%              1.75%              0.375%             1.75%
1.0
-------------------- ------------------ ------------------ ------------------ ------------------

Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year.


                                   ARTICLE III

                             CHANGE IN CIRCUMSTANCES

                  3.1. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

                  (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation and any such tax, duty, charge or withholding in effect as of the date of this Agreement), or changes the basis of taxation of payments to any Lender in respect of its Revolving Loans, its L/C Interests, the Letters of Credit or other amounts due it hereunder (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation and any such change in effect as of the date of this Agreement), or

                (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Loans) with respect to its Loans, or L/C Interest or the Letters of Credit, or

               (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining the Revolving Loans, the L/C Interest or the Letters of Credit or reduces any amount received by any Lender or any applicable Lending Installation in connection with the Revolving Loans, the L/C Interests or the Letters of Credit or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Revolving Loans or L/C Interests held or interest received by it or the Letters of Credit, by an amount deemed material by such Lender;

then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Revolving Loans and its Commitment.

                  3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a "Change" (as defined below), then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Revolving Loans, its L/C Interests, the Letters of Credit or its obligation to make Revolving Loans hereunder (after taking into account such Lender's policies as to capital adequacy); provided, however, that the Borrower shall not be obligated to pay any such amount or amounts to the extent such amount or amounts result from a Change which took effect more than 90 days prior to the date of delivery of the demand described above. "Change" means (i) any change after the date hereof in the "Risk-Based Capital Guidelines" (as defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date hereof which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date hereof including transition rules, and
(ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date hereof.

                  3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund

Eurodollar Advances are not available or (ii) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such an Advance, then the Agent shall suspend the availability of the affected Type of Advance and require any Advances of the affected Type to be repaid.

                  3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period (other than as required by a Lender pursuant to Section 3.3 above), whether because of acceleration, prepayment, amortization requirements, or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

                  3.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement for such Lender as to the amount due, if any, under Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Eurodollar Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

                  4.1. Effectiveness of this Agreement. This Agreement shall become effective if, and only if, the following conditions precedent are satisfied on or before March 15, 1999: (i) this Agreement has been signed by the Borrower and each of the Lenders; and (ii) the Borrower has furnished to the Agent each of the following, with sufficient copies for each of the Lenders:

                  (i) Copies of the Articles of Incorporation of the Borrower, together with all amendments, and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation;

                  (ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its By-Laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents;

                  (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

                  (iv) A certificate, signed by the chief financial officer of the Borrower, stating that on the Effective Date no Default or Unmatured Default has occurred and is continuing;

                  (v) A written opinion of the Borrower's counsel, addressed to the Lenders in form and substance satisfactory to the Agent in the form attached as Exhibit B hereto;

                  (vi) A fully executed copy of the Master Assignment Agreement; and

                  (vii) Such other documents as any Lender or its counsel may have reasonably requested.

                  4.2. Each Advance and Letter of Credit. The Lenders shall not be required to make any Advance and the Agent shall not be required to issue any Letter of Credit, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued:

                  (i)      There exists no Default or Unmatured Default.

                  (ii)     The representations and warranties
                           contained in Article V are true and correct as of such Borrowing Date except for changes, including, without limitation, changes in the Schedules, reflecting transactions permitted by this Agreement.

                  (iii) All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

                   Each Borrowing Notice with respect to each such Advance and the letter of credit application with respect to a Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit C hereto as a condition to making an Advance.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

                  The Borrower represents and warrants to the Lenders that:

                  5.1. Corporate Existence and Standing. Each of the Borrower and its Restricted Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

                  5.2. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

                  5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement other than the Senior Notes. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.


                  5.4. Financial Statements. The December 31, 1997 financial statements of the Borrower together with its Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998 heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the financial condition and operations of the Borrower and its Subsidiaries at such dates and the results of their operations for the periods then ended.

                  5.5. Material Adverse Change. Since December 31, 1997, there has been no change in the business, properties, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could have a Material Adverse Effect.

                  5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

                  5.7. Litigation and Contingent Obligations. Except as set forth on Schedule 5.7 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could have a Material Adverse Effect. Except as otherwise set forth on Schedule 5.7 hereto, other than any liability incident to such litigation, arbitration or proceedings, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

                  5.8. Subsidiaries. Schedule 5.8 hereto contains an accurate list of all of the presently existing Restricted Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Restricted Subsidiaries. All of the issued and outstanding shares of capital stock of such Restricted Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

                  5.9. ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $750,000 as of the date hereof. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur any withdrawal liability to Multiemployer Plans in excess of $100,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

                  5.10. Accuracy of Information. No information, exhibit or report heretofore or hereafter furnished by the Borrower or any of its Subsidiaries to the Agent, the Collateral Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

                  5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder or under the Collateral Documents.

                  5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

                  5.13. Compliance with Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, the failure to comply with which could result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

                  5.14. Ownership of Properties. Except as set forth on Schedule
5.14 hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the properties and assets reflected in the financial statements as owned by it except for properties disposed of since the date of such financial statements.

                  5.15. Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                  5.16. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "Subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "Subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  5.17. Subordinated Indebtedness. Pursuant to that certain Consent of and Amendment by the Holders of Senior Subordinated Notes among the holders of the Senior Subordinated Debt, the Lenders and the Borrower, $30,000,000 of the Obligations constitute senior indebtedness which is entitled to the benefits, and subject to the limitations, of the subordination provisions of the Senior Subordinated Debt and all other outstanding Subordinated Indebtedness.

                  5.18. Insurance. The certificate signed by the President or Chief Financial Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower and that has been furnished by the Borrower to the Agent and the Lenders, is complete and accurate. This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

                  5.19. Year 2000 Issues. The Borrower and its Subsidiaries have made a full and complete assessment of the Year 2000 Issues and have a realistic and achievable program for remediating the Year 2000 Issues on a timely basis. Based on such assessment and program, the Borrower does not reasonably anticipate that Year 2000 Issues are reasonably likely to have a Material Adverse Effect.

                                   ARTICLE VI

                                    COVENANTS

                  During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

                  6.1. Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the
Lenders:

          (i) Within ninety (90) days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with generally accepted accounting principles, including consolidated balance sheets as of the end of such period, related consolidated profit and loss and reconciliation of surplus statements, and a consolidated statement of cash flows, accompanied by (a) any management letter prepared by said accountants, (b) a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof and (c) a letter from said accountants addressed to the Lenders acknowledging that the Lenders are extending credit in primary reliance on such financial statements and authorizing such reliance.

         (ii) Within twenty-five (25) days after the close of each fiscal month of each of its fiscal years, unaudited consolidated balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a consolidated statement of cash flows for the period from the beginning of such fiscal year to the end of such fiscal month, all certified by its chief financial officer.

         (iii) As soon as available, but in any event within 30 days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower for such fiscal year.

         (iv) Together with the monthly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit C hereto (but without Schedule I thereto) signed by its chief financial officer stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

          (v) Within twenty-five (25) days of the close of each of its fiscal quarters, a compliance certificate in substantially the form of Exhibit C hereto (including Schedule I thereto) signed by its chief financial officer showing the calculations necessary to determine compliance with Section 6.22 of this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

         (vi) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

        (vii) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

       (viii) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, (which, in either case, could have a Material Adverse Effect).

         (ix) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

          (x) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

         (xi) Such other information (including non-financial information) as the Agent, the Collateral Agent or any Lender may from time to time reasonably request.

                  6.2. Use of Proceeds. The Borrower will use the proceeds of the Advances to provide funds for the working capital needs of the Borrower and its Restricted Subsidiaries and other general corporate purposes and to repay outstanding Revolving Loans. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Revolving Loans to purchase or carry any "margin stock" (as defined in Regulation U) or to make any Acquisition unless the target of such Acquisition shall immediately become a Restricted Subsidiary upon consummation of the transaction.

                  6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which might have a Material Adverse Effect.

                  6.4. Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

                  6.5. Taxes. The Borrower will, and will cause each Restricted Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

                  6.6. Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

                  6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided that the failure of any Unrestricted Subsidiary to comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject shall not constitute a breach of this Section 6.7 unless such failure to comply is likely to have a Material Adverse Effect.

                  6.8. Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary to, do all things necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

                  6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Lenders, by their respective representatives and agents, to inspect any of the properties, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

                  6.10. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except (i) that a Subsidiary may merge with and into the Borrower, and (ii) that a Subsidiary may merge with a Restricted Subsidiary (provided, that the survivor of any such merger is also a Restricted Subsidiary).

                  6.11.  Sale of Assets.

                  (A) Sale of Property. The Borrower will not, nor will it permit any Restricted Subsidiary to, lease, sell or otherwise dispose of all, or a substantial portion of, its property, assets or business to any other Person except for sales of inventory in the ordinary course of business. For purposes of this Section, "substantial portion" means assets that, together with all other assets of the Borrower and its Restricted Subsidiaries previously disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, (i) represent more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of such twelve-month period, or (ii) are responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

                  (B) Sale of Accounts. The Borrower will not, nor will it permit any Restricted Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.

                  6.12. Sale and Leaseback. The Borrower may, and may permit any Restricted Subsidiary to, sell or transfer any property, in an aggregate amount not to exceed $5,000,000, in order to concurrently or subsequently lease as lessee such or similar property.

                  6.13. Investments and Acquisitions. The Borrower will not, nor will it permit any Restricted Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

                  (i) Short-term obligations of, or fully guaranteed by, the United States of America.

                  (ii) Commercial paper rated A-1 or better by Standard and Poor's Rating Services or P-1 or better by Moody's Investors Service, Inc.

                  (iii) Demand deposit accounts maintained in the ordinary course of business.

                  (iv) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

                  (v) Other Investments in existence on the date hereof and described in Schedule 6.13 hereto.

                  (vi) Investments (other than Investments referred to in (v) above) (a) in Unrestricted Subsidiaries or any other Persons in which the Borrower or its Restricted Subsidiary has a joint venture interest not to exceed in the aggregate for all such Investments under this clause (vi)(a) $4,000,000 at any time and (b) in Restricted Subsidiaries.

                  (vii) Loans to the Borrower's or a Restricted Subsidiary's employees not to exceed $500,000 in the aggregate outstanding for all such employees at any time (other than advances to employees for travel and entertainment purposes).

                  (viii) Acquisitions consummated pursuant to negotiated acquisition agreements on a non-hostile basis.

                  6.14. Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (a) by endorsement of instruments for deposit or collection in the ordinary course of business and (b) Contingent Obligations incurred in connection with the guarantee of or issuance of any comfort letters in connection with the debt of any Restricted Subsidiary by Jason or any other Restricted Subsidiary.

                  6.15. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the property of the Borrower or any of its Subsidiaries, except:

         (i) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

         (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

         (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

         (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

         (v)      Liens existing on the date hereof and described in Schedule
                  6.15 hereto.

         (vi) Liens in favor of the Collateral Agent granted pursuant to any Loan Document.

         (vii) Liens securing Permitted Purchase Money Indebtedness with respect to assets purchased with the proceeds of such Permitted Purchase Money Indebtedness.

                  6.16. Landlord Consents and Waiver. With respect to each lease of premises entered into after the date hereof, the Borrower shall deliver to the Collateral Agent a landlord waiver, in form and substance acceptable to the Collateral Agent, executed by the Borrower and the lessor of such premises.

                  6.17. Rentals. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist obligations for Rentals in excess of $10,000,000 during any one fiscal year in the aggregate for the Borrower and its Subsidiaries.

                  6.18. Letters of Credit. The Borrower will not, nor will it permit any Restricted Subsidiary to, apply for or become liable upon any letter of credit other than the Letters of Credit.

                  6.19. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm's-length transaction.

                  6.20. Subordinated Indebtedness. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness (except as permitted under Section 6.21(iii)).

                  6.21. Prepayments on Indebtedness. Borrower will not make any prepayment with respect to Indebtedness (whether by set off or otherwise) other than (i) the Obligations, (ii) prepayments of amounts outstanding under the Senior Note Agreements; provided that no Default or Unmatured Default shall have occurred and be continuing at the date of such payment or would result therefrom and (iii) required prepayments as set forth in Section 2.1 of the Subordinated Note Agreements as in effect as of the date hereof, subject to compliance with the provisions contained in Section 8.1 thereof.

                  6.22.  Financial Covenants.  The Borrower will not:

                  (A) Interest Coverage Ratio. Permit the Interest Coverage Ratio, calculated on the basis of the immediately preceding four fiscal quarters of Borrower to be less than 2.25 to 1.0.

                  (B) Minimum Net Worth. Permit its Net Worth, at any time, to be less than the sum of (a) $110,000,000 and (b) seventy percent (70%) of Borrower's net income (with no adjustment for any net losses but with an adjustment for any stock repurchases, provided that the aggregate amount of adjustments for all such capital stock repurchases may not exceed $20,000,000) for the period beginning with January 1, 1999 through and including the last day of the immediately preceding fiscal quarter.

                  (C) Leverage Ratio. Permit the Leverage Ratio at any time, from and after the date hereof until the Termination Date, to be greater than
1.35 to 1.00.

                  (D) Calculation of Financial Covenants. The financial covenants set forth in this Section 6.22 shall be calculated on a consolidated basis including the Borrower and all of its Subsidiaries.

                  6.23 Year 2000. The Borrower will and will cause each of its Subsidiaries to take all actions reasonably necessary to assure that the Year 2000 Issues will not have a Material Adverse Effect. Upon the Agent's or any Lender's request, the Borrower will provide Lender a description of the Year 2000 program of the Borrower and its Subsidiaries, including updates and progress reports. Borrower will advise the Agent of any reasonably anticipated Material Adverse Effect as a result of Year 2000 Issues.

                                   ARTICLE VII

                                    DEFAULTS

                  The occurrence of any one or more of the following events shall constitute a Default:

                  7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders, the Agent or the Collateral Agent under or in connection with this Agreement, any Revolving Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

                  7.2. Nonpayment of principal of any Note when due, nonpayment of any Reimbursement Obligations when due, or nonpayment of interest upon any Note or of any commitment fee, letter of credit fee or other obligations under any of the Loan Documents within five days after the same becomes due.

                  7.3. The breach by the Borrower of any of the terms or provisions of Article VI.

                  7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after the earlier to occur of written notice from the Agent or any Lender thereof or the date on which Borrower knew or should have known of the breach.

                  7.5. Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness when due; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

                  7.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7, or (vii) not pay, or admit in writing its inability to pay, its debts generally as they become due.

                  7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any substantial part of its property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

                  7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion (as defined in Section 6.11) of the property of the Borrower or any of its Subsidiaries.


                  7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $250,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

                  7.10. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $750,000 or any Reportable Event shall occur in connection with any Plan.

                  7.11. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $100,000 or requires payments exceeding $50,000 per annum.

                  7.12. The Borrower or any other member of the Controlled group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plans is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $100,000.

                  7.13. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which in either case, could have a Material Adverse Effect.

                  7.14. Any Change in Control shall occur.

                  7.15. The occurrence of any "default", as defined in any Loan Document (other than this Agreement or the Notes) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement or the Notes), which default or breach continues beyond any period of grace therein provided.

                  7.16. (i) Nonpayment by the Borrower of any obligation under any Hedging Agreement with any Lender or (ii) the breach by the Borrower of any term, provision or condition contained in any such Hedging Agreement, which breach continues beyond any period of grace therein provided.

                  7.17. A Material Adverse Change shall occur in the business condition (financial or otherwise), operations, performance, properties or prospects of Borrower.

                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

                  8.1. Acceleration. If any Default described in Section 7.6 or
7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Revolving Loans hereunder and the obligation of the Agent to issue Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Revolving Loans hereunder and the obligation of the Agent to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

                  If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Revolving Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

                  8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender:

                  (i) Extend the maturity of any Revolving Loan or Note or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

                  (ii) Modify the percentage specified in the definition of Required Lenders.

                  (iii) Extend the Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.5, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

                  (iv)     Amend this Section 8.2.

                          (v) Release Collateral (as defined in the Collateral
                     Documents, respectively) constituting 50% or more of the consolidated assets of the Borrower.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any of the Lenders.

                  8.3. Preservation of Rights. No delay or omission of the Lenders, the Agent or the Collateral Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Revolving Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Revolving Loan or issue such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the Collateral Agent and the Lenders until the Obligations have been paid in full.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Revolving Loans herein contemplated.

                  9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

                  9.3. Taxes. Any taxes (excluding federal income taxes on the overall net income of any Lender) or other similar assessments or charges payable or ruled payable by any governmental authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

                  9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

                  9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent, the Collateral Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent, the Collateral Agent and the Lenders relating to the subject matter thereof.

                  9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. In addition to expenses set forth above, the Borrower agrees to reimburse the Agent, promptly after the Agent's request therefor, for each audit, collateral analysis or other business analysis performed by or for the benefit of the Lenders, the Agent or the Collateral Agent in connection with this Agreement or the other Loan Documents in an amount equal to $400.00 per day for each person employed to perform such audit or analysis, plus all costs and expenses (including without limitation, travel expenses) incurred by the Agent in the performance of such audit or analysis. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

                  9.7. Expenses; Indemnification. The Borrower shall reimburse the Agent for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent, paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Collateral Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, the Collateral Agent and the Lenders, which attorneys may be employees of the Agent, the Collateral Agent or the Lenders) paid or incurred by the Agent, the Collateral Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent, the Collateral Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Collateral Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Revolving Loan hereunder. The obligations of the Borrower under this Section shall survive the termination of this Agreement. In addition to expenses set forth above, the Borrower agrees to reimburse the Agent, promptly after the Agent request therefor, for each audit, collateral analysis or other business analysis performed by or for the benefit of the Lenders and the Agent in connection with this Agreement in an amount equal to $400.00 per day for each person employed to perform such audit or analysis, plus all costs and expenses (including, without limitation, travel expenses) incurred by the Agent in the performance of such audit or analysis.

                  9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

                  9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

                  9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

                  9.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

                  9.12. GOVERNING LAW. THE AGENT HEREBY ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE LENDERS, AT CHICAGO, ILLINOIS BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN THE BORROWER AND THE AGENT, THE COLLATERAL AGENT, ANY LENDER, OR ANY OTHER HOLDER OF SECURED OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

                  9.13.  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY
                         TRIAL.

                  (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION
(B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF CHICAGO, ILLINOIS. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

                  (B) OTHER JURISDICTIONS. BORROWER AGREES THAT THE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY HOLDER OF SECURED OBLIGATIONS SHALL HAVE THE RIGHT TO PROCEED AGAINST BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE SECURED OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE

ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE SECURED OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION.

                  (C) SERVICE OF PROCESS. BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND, AS ADDITIONAL SECURITY FOR THE OBLIGATIONS, IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, BORROWER'S REGISTERED AGENT, WHOSE ADDRESS IS 208 SOUTH LASALLE STREET, CHICAGO, ILLINOIS 60604, AS BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS ISSUED BY ANY COURT. BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

                  (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                  (E) WAIVER OF BOND. BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, REAL PROPERTY COLLATERAL) OR ANY OTHER SECURITY FOR THE SECURED OBLIGATIONS OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

                  (F) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 9.13, WITH ITS COUNSEL.

                  9.14. Restatement of Original Credit Agreement. Effective as of the Effective Date, this Agreement amends and restates the Original Credit Agreement in its entirety. It is the intent of the parties hereto that this Agreement not constitute a novation, that this Agreement replace in its entirety the Original Credit Agreement, and that from and after the Effective Date the Original Credit Agreement be of no further force or effect. Upon and as of the Effective Date, each Lender shall have a Commitment in the amount set forth opposite its name on the signature pages hereof, and the "Commitments" of the Original Lenders under the Original Credit Agreement shall automatically terminate. Upon and as of the Effective Date, the Borrower hereby reaffirms its obligations under the Collateral Documents (as such term is defined in the Original Credit Agreement) executed in connection with the Original Credit Agreement.

                                    ARTICLE X

                                    THE AGENT

                  10.1. Appointment; Nature of Relationship. The First National Bank of Chicago is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with only the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such upon the express conditions contained in this Article X. It is expressly understood the Agent shall not have either a fiduciary relationship or any fiduciary responsibilities in respect of any Lender by reason of this Agreement. In its capacity as the Lenders' contractual representative, the Agent
(i) does not assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

                  10.2. Powers. The Agent and the Collateral Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent or the Collateral Agent, as applicable, by the terms of each thereof, together with such powers as are reasonably incidental thereto. Each of the Agent and the Collateral Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action under the Loan Documents except in the case of the Collateral Agent or the Agent as to any action specifically provided by the Loan Documents to be taken by the Agent or the Collateral Agent, as applicable.

                  10.3. General Immunity. Neither the Agent, the Collateral Agent nor any of their respective directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except, in the case of the Agent, to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of such Person.

                  10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent, the Collateral Agent nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in
Article IV, except receipt of items required to be delivered to the Agent; or
(iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any other Loan Documents, for the perfection or priority of any of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectible, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any and all Obligations, the Borrower or any of its Subsidiaries.

                  10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

                  10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

                  10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

                  10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent and the Collateral Agent ratably in proportion to their respective Commitment (i) for any amounts not reimbursed by the Borrower for which the Agent or the Collateral Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent or the Collateral Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent or the Collateral Agent in any way relating to or arising out of the Loan Documents or any other document delivered in


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

connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Agent or the Collateral Agent, as the case may be.

                  10.9. Rights as a Lender. With respect to its Commitment, Revolving Loans made by it and the Notes issued to it, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though they were not the Agent as the case may be, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

                  10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Collateral Agent, any Original Lender or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Collateral Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

                  10.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders. Upon any such resignation or removal of the Agent, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After the Agent's resignation or removal, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

                  10.12. Intercreditor Agreement. (A) Each Lender hereby authorizes the Agent to execute an amendment to the Intercreditor Agreement to the extent necessary in connection with this Agreement, on behalf of and for the benefit of such Lender, and each Lender agrees to be bound by the terms of the Intercreditor Agreement as so amended. Each Lender hereby authorizes the Collateral Agent to enter into (or amend, as applicable) each of the Collateral


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

Documents to which it is a party and to take all action contemplated by such documents. The Agent shall not enter into or consent to any further amendment, modification, termination or waiver of any provision contained in the Intercreditor Agreement without the prior consent of the Required Lenders. Each Lender agrees that no Lender shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Collateral Agent for the benefit of the Benefited Parties upon the terms of the Intercreditor Agreement and the Collateral Documents.

                  (B) The Agent shall not give any direction to the Collateral Agent (other than with respect to arrangements for the delivery of Net Cash Proceeds of Assets Sales as provided in Subsections 17(b)(i) and (ii) of the Intercreditor Agreement in its capacity as Agent hereunder, unless such direction has been approved by the requisite parties in the accordance with the terms of the Intercreditor Agreement; provided that any such direction approved or rejected by the Required Lenders shall be given on behalf of all of the Lenders.

                  10.13. Release of Collateral. Upon the effectiveness of this Agreement, the Lenders hereby authorize the Collateral Agent to release any Lien granted to or held by the Collateral Agent upon the capital stock of Power Brushes Ltd. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release the aforesaid Collateral pursuant to this Section 10.13. The Borrower understands that, notwithstanding the foregoing, the Borrower shall not be entitled to any such release from the Collateral Agent until such time as the Collateral Agent receives the necessary consent from the "Applicable Requisite Directing Parties" (as defined in the Intercreditor Agreement).

                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS

                  11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

                  11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Obligations (other than payments received pursuant to Sections 3.1 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Obligations held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Obligations. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the Obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.


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


                                   ARTICLE XII

                 BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

                  12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3 hereof. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

                  12.2.  Participations.

                           12.2.1. Permitted Participants; Effect. Any Lender
                  may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Revolving Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents on a pro-rata or non pro-rata basis. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents except that, for purposes of Article III hereof, the Participants shall be entitled to the same rights as if they were Lenders.

                           12.2.2. Voting Rights. Each Lender shall retain the
                  sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Revolving Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable pursuant to the terms of this Agreement with respect to any such Revolving Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Revolving Loan or Commitment, releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing any such Revolving Loan.

                           12.2.3. Benefit of Setoff. The Borrower agrees that
                  each Participant shall be deemed to have the right of setoff provided in Section 11.1 hereof with respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 hereof with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

                  12.3.  Assignments.

                           12.3.1. Permitted Assignments. Any Lender may, in the
                  ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents on a pro-rata or non pro-rata basis. Such assignment shall be substantially in the form of Exhibit D hereto and shall not be permitted hereunder unless such assignment is either for all of such Lender's rights and obligations under the Loan Documents or involves loans and commitments in an aggregate amount of at least $5,000,000.

                           12.3.2. Effect; Effective Date. Upon (i) delivery to
                  the Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit D hereto (a "Notice of Assignment") and (ii) payment of a $3,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Revolving Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

                  12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries.

                                  ARTICLE XIII

                                     NOTICES

                  13.1. Giving Notice. Except as otherwise permitted by Section
2.12 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

                  13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                   ARTICLE XIV

                                  COUNTERPARTS

                  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent, the Lenders, and each party has notified the Agent by telex or telephone, that it has taken such action.

                  IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                                        JASON INCORPORATED


                                             By:
                                                ----------------------------
                                          Mark Train
                                          President

                                        Address:
                                        411 East Wisconsin Avenue
                                        Milwaukee, Wisconsin  53202
                                        Attention:  Mark Train
                                        Telephone No. 414/277-9300
                                        Facsimile No. 414/277-9445

Commitment:                             THE FIRST NATIONAL BANK OF
     $30,000,000                        CHICAGO, Individually and as
                                        Agent

                                        By:
                                           -----------------------
                                           Jennifer Gilpin
                                           Title:

                                        Address:
                                        One First National Plaza
                                        Chicago, Illinois  60670
                                        Attention: Jennifer Gilpin
                                        Telephone No. 312/732-5867
                                        Facsimile No. 312/732-1117

Commitment:                              M&I MARSHALL & ILSLEY BANK
     $20,000,000

                                         By:___________________________
                                            Kathleen T. Coleman
                                            Vice President

                                         Address:
                                         770 N. Water Street
                                         P.O. Box 2035
                                         Milwaukee, WI 53201-2035
                                         Attention:  Kathleen T. Coleman
                                         Telephone No. 414/765-7958/7606
                                         Facsimile No. 414/765-7625



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